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Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com
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Avista Corp. Reports Financial Results for Third Quarter and Year-to-date 2013 and Initiates 2014 Earnings Guidance

SPOKANE, Wash. – Nov. 6, 2013, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $11.4 million, or $0.19 per diluted share, for the third quarter of 2013, compared to $5.8 million, or $0.10 per diluted share for the third quarter of 2012. For the nine months ended Sept. 30, 2013, net income attributable to Avista Corp. shareholders was $79.4 million, or $1.32 per diluted share, compared to $62.4 million, or $1.06 per diluted share for the nine months ended Sept. 30, 2012.

“Our third quarter results were above our expectations, and we continue to experience a good year at both the utility and Ecova. We are excited about our recent announcement to acquire Alaska Energy and Resources Company (AERC), a privately-held company based in Juneau, Alaska. We look forward to working with their highly skilled and dedicated management and employees and to being part of the Juneau community," said Avista Chairman, President and Chief Executive Officer Scott Morris.

“Utility earnings increased for the third quarter due to higher than anticipated revenues resulting from warmer weather and lower than expected operating costs. Increased power supply costs, due primarily to the outage at our Colstrip generating facility and higher natural gas fuel prices, as well as higher operating costs due to the timing of expenditures, are tempering our expected utility earnings for the remainder of the year.

"Ecova's results were strong for the third quarter and remain on-track to meet our full year expectations for 2013. The results for the third quarter at Ecova were due to increased revenues as a result of increased volume in expense and data management services and energy management services, and demand for new services.

"Based on our year-to-date results and expected fourth quarter performance, we are confirming our 2013 earnings guidance with the expectation of being near the middle of our range.

“We are initiating our 2014 earnings guidance with a consolidated range of $1.77 to $1.97, an increase of 4 percent as compared to 2013. The earnings guidance reflects increased revenues from general rate increases and increased earnings from Ecova. It excludes any impacts from the planned acquisition of AERC, which is expected to close by July 1, 2014,” Morris said.

Summary Results: Avista Corp.’s results for the third quarter of 2013 and the nine months ended (YTD) Sept. 30, 2013, as compared to the respective periods of 2012 are presented in the table below:

($ in thousands, except per-share data)	Q3 2013	Q3 2012	YTD 2013	YTD 2012
Operating Revenues	$335,875	$340,632	$1,170,829	$1,136,474
Income from Operations	$35,269	$26,608	$178,073	$149,022
Net Income attributable to Avista Corporation Shareholders	$11,413	$5,786	$79,411	$62,352
Net Income (Loss) attributable to Avista Corporation Shareholders by Business Segment:
Avista Utilities	$9,447	$7,660	$76,265	$65,157
Ecova	$3,040	$640	$5,759	$962
Other	$(1,074)	$(2,514)	$(2,613)	$(3,767)
Earnings (Loss) per diluted share by Business Segment attributable to Avista Corporation Shareholders:
Avista Utilities	$0.16	$0.13	$1.27	$1.10
Ecova	$0.05	$0.01	$0.09	$0.02
Other	$(0.02)	$(0.04)	$(0.04)	$(0.06)
Total earnings per diluted share attributable to Avista Corporation Shareholders	$0.19	$0.10	$1.32	$1.06

The increase in quarterly and year-to-date utility earnings was primarily due to the implementation of general rate increases in Washington and warmer weather during the second and third quarters that increased cooling loads. This was partially offset by expected increases in other operating expenses, depreciation and amortization and taxes other than income taxes. In addition, the year-to-date results included the net benefit from the settlement with Bonneville Power Administration (Bonneville).

The increase in quarterly and year-to-date earnings for Ecova was primarily due to increased revenue associated with new services and increases in expense and data management services and energy management services (due to higher volumes). In addition, third quarter results benefited from the recognition of a rebate associated with achieving certain milestones on a five-year contract related to expense and data management services. These increases were partially offset by increases in other operating expenses, and depreciation and amortization.

Avista Utilities: On a quarterly basis, operating revenues (exclusive of intra-company revenues between electric and natural gas of $32.1 million in 2013 and $14.5 million in 2012) decreased $13.6 million and resource costs decreased $22.6 million, which resulted in an increase of $9.0 million in gross margin. The gross margin on electric sales increased $7.5 million and the gross margin on natural gas sales increased $1.5 million. The increase in electric gross margin was primarily due to the Washington general rate increase and weather that was warmer than normal and warmer than the prior year, which increased cooling loads. The slight increase in natural gas gross margin was due to the Washington and Idaho general rate increases and colder weather in late September, which increased heating loads.

On a year-to-date basis, operating revenues (exclusive of intra-company revenues between electric and natural gas of $105.5 million in 2013 and $54.5 million in 2012) increased $16.5 million and resource costs decreased $13.5 million, which resulted in an increase of $30.0 million in gross margin. The gross margin on electric sales increased $26.5 million and the gross margin on natural gas sales increased $3.5 million. The increase in both electric and natural gas gross margin was primarily due to the Washington general rate increases. In addition, electric gross margin benefited from warmer weather and increased cooling loads during the summer and the net benefit from the settlement with Bonneville.

Electric revenues increased $56.2 million for the first nine months of 2013, as compared to the first nine months of 2012. Retail electric revenues increased by $2.5 million, wholesale electric revenues increased by $29.0 million, sales of fuel increased by $10.9 million, and other electric revenues increased by $13.8 million.

Retail electric revenues increased $2.5 million for the first nine months of 2013 due to an increase in total megawatt-hours sold, which was the result of increases in residential and commercial cooling loads in the second and third quarters, partially offset by a decrease in usage during the first quarter.

Wholesale electric revenues for the first nine months of 2013 increased due to an increase in sales volumes and an increase in sales prices. The revenues from sales of fuel increased due to an increase in sales of natural gas fuel as part of thermal generation resource optimization activities, as well as an increase in natural gas fuel prices.

Other electric revenues in the first nine months of 2013 increased $13.8 million primarily due to the receipt of $11.7 million of revenue from Bonneville for past use of our electric transmission system. Approximately $7.6 million of this revenue relates to our Washington business, and the regulatory accounting and ratemaking treatment associated with this revenue was approved by the UTC in May 2013. The remainder of this revenue ($4.1 million) relates to our Idaho business and was addressed in the most recent Idaho general rate case settlement.

Natural gas revenues increased $11.2 million for the first nine months of 2013, as compared to the first nine months of 2012, due to an increase in wholesale natural gas revenues, partially offset by a decrease in retail revenues.

Retail natural gas revenues in the first nine months of 2013 decreased $12.6 million primarily due to a decrease in retail rates (decreased revenues $12.9 million) partially offset by a slight increase in volumes (increased revenues $0.3 million). Lower retail rates were due to purchased gas adjustments, partially offset by the Washington general rate case. We sold slightly more retail natural gas in the first nine months of 2013 as compared to the first nine months of 2012 primarily due to weather in Spokane that was colder than the prior year. Heating degree days at Spokane were 4 percent below historical average for the first nine of 2013, but 1 percent above the first nine months of 2012. Heating degree days at Medford were 7 percent below historical average for the first nine months of 2013, and 2 percent below the first nine months of 2012.

Wholesale natural gas revenues in the first nine months of 2013 increased $22.4 million due to an increase in prices, partially offset by a decrease in volumes.

Utility resource costs decreased $13.5 million for the first nine months of 2013, primarily due to decreases in power and natural gas cost amortizations, offset by increases in purchased power, fuel and other fuel costs, and natural gas purchases. Additionally, intra-company resource costs increased (which results in a decrease to total resource costs). For the first nine months of 2013, we recognized a pre-tax expense of $0.5 million under the ERM in Washington compared to a pre-tax benefit of $5.9 million for the first nine months of 2012. This change was primarily due to the Colstrip outage.

Utility other operating expenses increased $4.1 million as a result of increased production and gas distribution related operating and maintenance expenses, partially offset by decreases in generation maintenance expenses and administrative and general expenses which resulted from management initiatives to control the growth in operating costs.

Utility depreciation and amortization increased $3.5 million primarily due to additions to utility plant.

Taxes other than income taxes increased $2.4 million primarily due to increased franchise, municipal, and property related taxes.

Ecova: On a quarterly basis, Ecova's revenues increased $7.8 million as compared to the third quarter of 2012, and totaled $46.4 million. The increase in operating revenues was primarily the result of an increase associated with expense and data management services, energy management services and new services which added $3.9 million, $2.5 million and $1.4 million to revenue, respectively. The increase in expense and data management services was primarily the result of the recognition of a $2.3 million rebate associated with achieving certain milestones on a five-year contract related to expense and data management services.

On a year-to-date basis, Ecova's revenues increased $17.7 million as compared to the first nine months of 2012, and totaled $133.4 million. The increase in operating revenues was primarily the result of an increase in revenues associated with new services, which added $7.8 million to revenue. In addition, there were increases associated with expense and data management services and energy management services (primarily an increase in volumes), which added $6.6 million and $3.3 million to revenue, respectively. In addition to the volume increase, the increase in expense and data management services was partially the result of the recognition of a $2.3 million rebate during the third quarter associated with achieving certain milestones on a five-year contract related to expense and data management services.

Ecova's total operating expenses increased $8.4 million for the first nine months of 2013. The increase in total operating expenses primarily reflects an increase in other operating expenses of $6.4 million and an increase in depreciation and amortization of $2.0 million due to additions to software development costs and additional amortization of intangibles recorded in connection with Ecova's previous acquisitions.

As of Sept. 30, 2013, Ecova had over 700 expense management customers representing over 700,000 billed sites in North America. In the first nine months of 2013, Ecova managed bills totaling $15.7 billion, an increase of $1.2 billion as compared to the same period in 2012. The increase in bills managed was due to an increase in the number of billed sites.

Other Businesses: The net loss from these operations was $2.6 million for the nine months ended Sept. 30, 2013 compared to a net loss of $3.8 million for the nine months ended Sept. 30, 2012. The net loss for the first nine months of 2013 was primarily the result of $1.5 million (net of tax) of corporate costs, including costs associated with exploring strategic opportunities.

Additionally, during the first nine months of 2013 we incurred an impairment loss of $1.1 million (net of tax) associated with our investment in an energy storage company and litigation costs related to the previous operations of Avista Energy of $0.7 million (net of tax). During the first nine months of 2012 we incurred an impairment loss of $1.5 million (net of tax) related to the impairment of our investment in a fuel cell business and the write-off of our investment in a solar energy company.

The losses above were partially offset by METALfx, which had net income of $1.1 million for each of nine months ended Sept. 30, 2013 and 2012.

Liquidity and Capital Resources: We have a $400 million committed line of credit with various financial institutions with an expiration date of February 2017. As of Sept. 30, 2013, there were $66.0 million of cash borrowings and $28.0 million in letters of credit outstanding, leaving $306.0 million of available liquidity under this line of credit.

In August 2013, Avista Corp. entered into a $90 million term loan agreement with an institutional investor that matures in 2016. The net proceeds from the term loan agreement were used to repay a portion of corporate indebtedness in anticipation of $50 million in First Mortgage Bonds maturing in December 2013.

We expect to issue up to $190 million of long-term debt during 2014, including up to $90 million of debt issuances associated with rebalancing the consolidated capital structure at AERC. This amount assumes we are going to refinance the existing net debt outstanding at Alaska Electric Light and Power Company (AEL&P), the primary subsidiary of AERC. The net debt outstanding at AEL&P does not include the Snettisham obligation as this relates to a power purchase agreement for which AEL&P has recorded a long-term power purchase asset and corresponding liability to reflect their obligation under this contract.

As of Sept. 30, 2013, we had 1.8 million shares of common stock available to be issued under sales agency agreements; however, we do not plan to issue any stock under these agreements during 2013. In the first nine months of 2013, we issued $4 million (net of issuance costs) of common stock under the dividend reinvestment and direct stock purchase plan, and employee plans and we are planning to issue an additional $2 million under these plans in the fourth quarter.

Our planned common stock issuances for 2013 have decreased from our previous estimate of $50.0 million due to our ongoing business requirements and due to our planned acquisition of AERC, which is expected to be funded primarily through the issuance of common stock during 2014. We expect our capital structure at year-end to remain at an appropriate level for our business.

For 2014, we expect to issue up to $145 million of common stock related to closing the planned acquisition. Without the planned transaction, Avista Corp. would have required up to $75 million of common stock to maintain an appropriate capital structure.

Included in our 2014 estimates is approximately $50 million in cash due to the planned adoption of new federal tax tangible property regulations.

Utility capital expenditures were $220.7 million for the first nine months of 2013. We expect utility capital expenditures to be about $280 million for 2013, $335 million for 2014, and $360 million for 2015. We have increased our estimates for future capital expenditures from $260 million annually in 2014 and 2015 to meet an increased demand for utility capital projects associated with updating and maintaining our generation, transmission and energy distribution systems to ensure reliability.

Ecova has a $125 million committed line of credit agreement with various financial institutions with an expiration date of July 2017. As of Sept. 30, 2013, Ecova had $50 million of borrowings outstanding under its committed line of credit agreement. Based on certain covenant conditions contained in the credit agreement at Sept. 30, 2013, Ecova could borrow an additional $31.5 million and still be compliant with such covenants.

2013 Earnings Guidance and Outlook

Avista is confirming its 2013 guidance for consolidated earnings to be in the range of $1.70 to $1.90 per diluted share with the expectation of being near the middle of the range, including the expected negative impact of the ERM.

We continue to expect Avista Utilities to contribute in the range of $1.64 to $1.78 per diluted share for 2013, including an expectation of being in an expense position under the ERM within the 50 percent customers/50 percent Company sharing band primarily due to the effects of the Colstrip generating facility outage and higher natural gas fuel prices. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures, and hydroelectric generation for the remainder of 2013.

For 2013, we continue to expect Ecova to contribute in the range of $0.10 to $0.14 per diluted share.

We continue to expect the other businesses to be between a loss of $0.02 and $0.04 per diluted share for 2013.

2014 Earnings Guidance and Outlook

Avista is initiating its 2014 guidance for consolidated earnings to be in the range of $1.77 to $1.97 per diluted share. This range does not include any impacts from the planned acquisition of AERC, which is expected to close by July 1, 2014.

We expect Avista Utilities to contribute in the range of $1.68 to $1.82 per diluted share for 2014. As compared to 2013, we expect our 2014 utility earnings to be positively impacted by general rate increases. We expect our 2014 utility earnings to continue to be limited by slow load growth, a delay in the recovery of operating expenses and capital investments, and an approximately 2 percent growth in operating expenses. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our utility guidance range does not include any benefit or expense under the ERM. In 2014, we expect to be in a benefit position under the ERM within the 75 percent customers/25 percent Company sharing band. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation. We estimate that our 2014 utility earnings guidance range encompasses a return on equity range of approximately 8.4 to 9.1 percent.

For 2014, we expect Ecova to contribute in the range of $0.12 to $0.16 per diluted share. We expect operating revenues to be in the range of $180 million to $200 million with approximately

53 percent derived from expense and data management services and 47 percent from energy management services. We expect approximately one-third of earnings to occur during the first half of 2014 and two-thirds to occur during the second half of the year.

We expect the other businesses to be between a loss of $0.01 and a loss of $0.03 per diluted share, which includes increased costs associated with exploring strategic opportunities.

NOTE: We will host a conference call with financial analysts and investors on Nov. 6, 2013, at 10:30 a.m. ET to discuss this news release. The call will be available at (866) 638-3013, pass code: 35835396. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Nov. 13, 2013. Call (888) 843-7419, pass code 35835396#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 364,000 customers and natural gas to 321,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. Avista’s primary, non-utility subsidiary is Ecova, an energy and sustainability management company with over 700 expense management customers, representing over 700,000 sites. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns) which affect energy demand and electric generation, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; state and federal regulatory decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments and operating costs; changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; economic conditions in our service areas, including customer demand for utility services, as well as the effect of increased energy efficiency; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; the potential effects of legislation or administrative rulemaking, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension plan, which can affect future funding obligations, pension expense and pension plan liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, including possible refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including alternative energy sources, emerging customer-owned power resource technologies, suppliers and delivery arrangements and the extent that new uses for our services may materialize; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; severe weather or natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns, or other incidents that may cause unplanned outages at any of our generation facilities, transmission and distribution systems or other operations; public injuries or damages arising from or allegedly arising from our operations; blackouts or disruptions of interconnected transmission systems (the regional power grid); disruption to information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; changes in the costs to implement new information technology systems and/or obstacles that impede our ability to complete such projects timely and effectively; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or changes in demand by significant customers; the loss of key suppliers for materials or services; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers; potential decline in our credit ratings, with effects including impeded access to capital markets, higher interest costs, and certain ratings trigger covenants in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, more restricted coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices - whether true or not - which could result in litigation or a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; changes in the payment acceptance policies of Ecova’s client vendors that could reduce operating revenues; potential difficulties for Ecova in integrating acquired operations and in realizing expected opportunities, diversions of management resources and losses of key employees, challenges with respect to operating new businesses and other unanticipated risks and liabilities; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

			Nine Months Ended
	Third Quarter		September 30,
	2013	2012	2013	2012
Operating revenues	$335,875	$340,632	$1,170,829	$1,136,474
Operating expenses:
Utility resource costs	131,136	153,801	487,277	500,805
Other operating expenses	116,855	110,455	340,549	329,631
Depreciation and amortization	33,903	31,646	98,793	93,293
Utility taxes other than income taxes	18,712	18,122	66,137	63,723
Total operating expenses	300,606	314,024	992,756	987,452
Income from operations	35,269	26,608	178,073	149,022
Interest expense, net of capitalized interest	18,863	18,620	56,769	56,101
Other (income) expense - net	(984)	418	(5,565)	(2,892)
Income before income taxes	17,390	7,570	126,869	95,813
Income tax expense	5,459	1,608	46,107	33,106
Net income	11,931	5,962	80,762	62,707
Net income attributable to noncontrolling interests	(518)	(176)	(1,351)	(355)
Net income attributable to Avista Corporation shareholders	$11,413	$5,786	$79,411	$62,352
Weighted-average common shares outstanding (thousands), basic	59,994	59,047	59,933	58,778
Weighted-average common shares outstanding (thousands), diluted	60,032	59,123	59,964	59,026
Earnings per common share attributable to Avista Corporation shareholders:
Basic	$0.19	$0.10	$1.32	$1.06
Diluted	$0.19	$0.10	$1.32	$1.06
Dividends paid per common share	$0.305	$0.29	$0.915	$0.87
Issued November 6, 2013

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)
	September 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$91,979	$75,464
Accounts and notes receivable	139,512	193,683
Investments and funds held for clients	92,870	88,272
Other current assets	161,483	148,375
Total net utility property	3,157,317	3,023,716
Other non-current assets	254,007	248,670
Regulatory assets for deferred income taxes	67,691	79,406
Regulatory assets for pensions and other postretirement benefits	292,359	306,408
Other regulatory assets	130,337	129,164
Other deferred charges	14,447	20,021
Total Assets	$4,402,002	$4,313,179
Liabilities and Equity
Accounts payable	$158,360	$198,914
Current portion of long-term debt	50,330	50,372
Current portion of nonrecourse long-term debt of Spokane Energy	16,022	14,965
Short-term borrowings	66,000	52,000
Client fund obligations	95,214	87,839
Other current liabilities	164,310	172,059
Long-term debt	1,272,260	1,178,367
Nonrecourse long-term debt of Spokane Energy	5,666	17,838
Long-term debt to affiliated trusts	51,547	51,547
Long-term borrowings under committed line of credit	50,000	54,000
Regulatory liability for utility plant retirement costs	249,980	234,128
Pensions and other postretirement benefits	252,331	283,985
Deferred income taxes	528,981	524,877
Other non-current liabilities and deferred credits	122,214	110,215
Total Liabilities	3,083,215	3,031,106
Redeemable Noncontrolling Interests	8,330	4,938
Equity
Avista Corporation Stockholders' Equity:
Common stock (60,029,209 and 59,812,796 outstanding shares)	898,199	889,237
Retained earnings and accumulated other comprehensive loss	391,205	370,240
Total Avista Corporation Stockholders' Equity	1,289,404	1,259,477
Noncontrolling interests	21,053	17,658
Total Equity	1,310,457	1,277,135
Total Liabilities and Equity	$4,402,002	$4,313,179
Issued November 6, 2013

AVISTA CORPORATION
FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)
(Dollars in Thousands)

			Nine Months Ended
	Third Quarter		September 30,
	2013	2012	2013	2012
Avista Utilities
Retail electric revenues	$181,078	$180,532	$546,751	$544,294
Retail kWh sales (in millions)	2,164	2,211	6,617	6,586
Retail electric customers at end of period	363,558	361,472	363,558	361,472
Wholesale electric revenues	$24,104	$25,826	$101,065	$72,019
Wholesale kWh sales (in millions)	623	872	3,135	2,832
Sales of fuel	$29,088	$28,385	$94,348	$83,444
Other electric revenues	$6,047	$5,444	$30,088	$16,333
Retail natural gas revenues	$28,719	$28,273	$196,578	$209,168
Wholesale natural gas revenues	$38,439	$35,349	$133,573	$111,181
Transportation and other natural gas revenues	$3,586	$3,229	$11,721	$10,283
Total therms delivered (in thousands)	176,014	194,072	698,505	771,700
Retail natural gas customers at end of period	321,436	320,226	321,436	320,226
Intra-company revenues	$32,139	$14,502	$105,455	$54,511
Income from operations (pre-tax)	$29,657	$25,901	$167,648	$147,596
Net income attributable to Avista Corporation shareholders	$9,447	$7,660	$76,265	$65,157
Ecova
Revenues	$46,398	$38,617	$133,365	$115,707
Income from operations (pre-tax)	$5,442	$1,489	$11,138	$1,860
Net income attributable to Avista Corporation shareholders	$3,040	$640	$5,759	$962
Other
Revenues	$11,004	$9,930	$30,145	$29,907
Income (loss) from operations (pre-tax)	$170	$(782)	$(713)	$(434)
Net loss attributable to Avista Corporation shareholders	$(1,074)	$(2,514)	$(2,613)	$(3,767)
Issued November 6, 2013